Exhibit 10.14

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

EXECUTION COPY

Date:  26, September 2003

ELAN CORPORATION, PLC.

AND

ACORDA THERAPEUTICS, INC.

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT is made as of the          day of September 2003

BETWEEN:

(1)                                 Elan Corporation, plc., a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan”); and

(2)                                 Acorda Therapeutics, Inc., a corporation organized under the laws of the State of Delaware and having its principal office at 15 Skyline Drive, Hawthorne, New York 10532, United States of America (“Acorda”).

RECITALS:

(A)                              As of April 21, 1998, Elan and Acorda entered into an amended and restated licence and supply agreement relating to SCI (effective as from January 23, 1997) (the “SCI Agreement”);

(B)                                Effective as of April 21, 1998, Elan, Acorda and MS R & D entered into a licence and supply agreement relating to MS (the “MS Agreement”);

(C)                                Pursuant to the Assignment Agreement (i) MS R & D assigned all of its rights, title, interest and obligations under the MS Agreement to Acorda, and Acorda assumed all of MS R & D’s obligations thereunder; and (ii) Elan, Acorda and MS R & D terminated the MS R & D Agreements (as defined in the Assignment Agreement)

(D)                               The Parties desire and agree that certain provisions of the SCI Agreement and the MS Agreement should be amended, clarified and restated to reflect the intentions of the Parties with respect to the development, manufacturing and marketing of the Product in the Territory for the Indications on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree that each of the MS Agreement and the SCI Agreement, and all of the terms, conditions and provisions of the MS Agreement and the SCI Agreement, are hereby superceded and replaced and restated in their entirety by this Agreement and the Supply Agreement and the terms, conditions and provisions hereof and thereof, as of the Amendment Date, as follows and as set forth in the Supply Agreement:

ARTICLE 1   DEFINITIONS AND INTERPRETATION

1.1.                                   In the present Agreement and any further agreements based thereon between the Parties hereto, the following definitions shall prevail:

“Acorda Know-How” shall mean all knowledge, information, trade secrets, data and expertise relating to the Product which is not generally known to the public that is owned or possessed by Acorda (and/or its Affiliates), or that is developed by Acorda (and/or its Affiliates) during the term of this Agreement relating to the Product, including clinical data, whether or not covered by any patent, copyright, design, trademark or other industrial or intellectual property rights and excluding Elan Intellectual Property. Title to all inventions and other intellectual property made solely by Acorda employees in connection with the Project shall be owned by Acorda.

“Acorda Patent Rights” shall mean any and all rights under any and all patents and patent applications now existing, currently pending or hereafter filed, owned or acquired or licensed by Acorda (and/or its Affiliates) from a Third Party which would be infringed by the manufacture, use or sale of the Product, the current status of which is set forth in Schedule 1.  Acorda Patent Rights shall also include all continuations, continuations-in-part, divisionals and re-issues of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.  Acorda Patent Rights shall further include any patents or patent applications covering any improved methods of making or using the Product invented or acquired by Acorda (and/or its Affiliates) from a Third Party during the term of this Agreement, and under which Acorda (and/or its Affiliates) has a right to grant a licence hereunder. Acorda Patent Rights shall exclude Elan Intellectual Property.

“Act” shall mean the United States Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

“Affiliate” shall mean any corporation or entity controlling, controlled by or under the common control of Elan or Acorda as the case may be.  For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

“Agreement” shall mean this amended and restated license agreement (which expression shall be deemed to include the Recitals and Appendices and Schedules hereto).

“Alternate Compound” shall mean any mono- or di-aminopyridine, other than the Compound, as well as the isomers, and the salts thereof.

“Amendment Date” shall mean      September 2003.

“API” shall mean any Compound or Alternate Compound, in bulk form, for use as an active ingredient in the manufacture of Product.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk *, have been separately filed with the Commission.

“Assignment Agreement” shall mean the Termination and Assignment Agreement entered into by and among Acorda, Elan and MS R & D as of the Amendment Date, a copy of which is attached hereto as Schedule 2.

“Cardinal Agreement” shall mean the Laboratory Services Agreement by and between Cardinal Health PTS, Inc. (“Cardinal”) and Acorda dated April 1, 2003 relating to stability testing of oral tablets of Fampridine.

“cGCP”, “cGLP” and “cGMP” shall mean current Good Clinical Practises, current Good Laboratory Practises and current Good Manufacturing Practises, respectively, pursuant to the Act and FDA guidance documents.

“CMC Section” shall mean the chemistry, manufacturing, and controls section of an NDA as defined in 21 CFR Section 314.50 (1) and its equivalent in other registration applications.

“Committee” shall mean the committee to be established pursuant to Article 10.

“Competition” shall mean on a country by country basis the sale or distribution by a Third Party of a sustained release oral pharmaceutical formulation of a mono- or di-aminopyridine active agent for administration on a once or twice daily basis for the treatment or amelioration of any neurological condition(s) (including neurogenic conditions) in humans, where the sales or distribution of such formulation by said Third Party for a calendar year are at least fifteen percent (15%) of the total sales of the Product in such country in such calendar year expressed in equivalent units.  The determination that Competition exists in any country in any calendar year shall be deemed conclusively if a mutually agreed reputable organization such as IMS has made such determination based on its conduct of a market share study in such country during such year, provided the existence of such level of sales of competing products may also be established by other reasonable evidence.  Once a determination is made that Competition exists for a Product in any country, such determination shall be made again by the Parties each calendar year for so long as the Product is marketed in that country; provided that in the event that Competition has ceased prior to the end of a calendar year and has not resumed, the Competition shall be deemed to have terminated for such year.

“Compound” shall mean the compound known as 4-aminopyridine as well as the isomers, and the salts thereof.

“Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing Party.

“Designee” shall mean a sub-licensee, distributor or any other Third Party authorised by Acorda including those entities or persons appointed by Acorda pursuant to the provisions of Article 2.3.1.

“Development Plan” shall have the meaning set forth in Article 3.1.

“DMF” shall mean a Drug Master File, as defined in 21 CFR Section 314.420, as the same may be amended or re-promulgated from time to time, or any successor filing or procedure and/or its equivalent in the other countries of the Territory.

“Dominating Patent” shall mean an unexpired patent that has not been invalidated by a court or governmental agency which is owned by a Third Party, which covers the Product sold by Acorda or its Designees, under circumstances such that Acorda, including on behalf of its Designees, has no commercially reasonable alternative to obtaining a royalty-bearing licence under such patent in order to practise or exploit the Elan Intellectual Property to develop and/or commercialise the Product.

“EDDI” shall mean Elan Drug Delivery Inc., a wholly-owned subsidiary of Elan, and the successor to Elan Pharmaceutical Research Corp.

“Elan Intellectual Property” shall mean the Elan Patent Rights and/or the Elan Know-How.

“Elan Know-How” shall mean all knowledge, information, trade secrets, data and expertise within Elan’s oral controlled release technology relating to the Product which is not generally known to the public that is owned or possessed by Elan (and/or its Affiliates), or to be developed by Elan (and/or its Affiliates), whether before or during the term of this Agreement, whether or not covered by any patent, copyright, design, trademark or other industrial or intellectual property rights, or developed by or on behalf of Elan (and/or its Affiliates) in connection with the Project, or developed by or on behalf of Elan (and/or its Affiliates) pursuant to the Axogen Agreement. Title to all inventions and other intellectual property made solely by employees of Elan in connection with the Project shall be owned by Elan.

Elan Know-How shall exclude:

(a)                             any and all know how as of the Amendment Date pertaining to the development or manufacture of transdermal formulations of the Compound and/or other mono- or di-aminopyridines, isomers and salts thereof, other than US patents numbers 5,370,879, 5,540,938 and/or 5,580,580, and any foreign equivalents, divisionals, reissues or continuations and any patents issued thereon, and the know-how described therein; and

(b)                            nanoformulation technology to the extent specifically licensed by Elan to Merck pursuant to the Merck Agreement for Indications other than MS or SCI.

“Elan Patent Rights” shall mean any and all rights under any and all patents and patent applications now existing, currently pending or hereafter filed, owned or acquired or licensed by Elan (and/or its Affiliates) which would be infringed by the manufacture, use or sale of the Product, the current status of which as of the Amendment Date is set forth in Schedule 3.  Elan Patent Rights shall also include all continuations, continuations-in-part, divisionals and re-issues of such patents and patent applications and any patents

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

issuing thereon and extensions of any patents licensed hereunder.  Elan Patent Rights shall further include any patents or patent applications covering any improved methods of making or using the Product invented or acquired by Elan (and/or its Affiliates) during the term of this Agreement and under which Elan (and/or its Affiliates) has a right to grant a licence hereunder, and Elan’s (and/or its Affiliates) interest in any intellectual property conceived reduced to practice or otherwise developed in connection with the Project.

“EMEA” shall mean the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998.

“End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

“EXW” and “Ex Works” shall have the meaning as such term is defined in the ICC Incoterms, 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560.

“Fampridine Product” shall mean any finished pharmaceutical oral sustained release dosage form containing the Compound, which is in the scope of one or more Valid Claims within the Elan Patent Rights in the country of sale, and/or incorporates Elan Know-How in material part.  The use of the pre-clinical, toxicological, pharmacokinetic, metabolic, formulation, methods, clinical protocols and data developed for and on behalf of Elan, which is included in the Elan Know-How shall constitute incorporation of the Elan Know-How in material part.

“FDA” shall mean the United States Food and Drug Administration or any other successor agency, whose approval is necessary to market the Product in the United States of America.

“First Commercial Sale” shall mean the first In Market sale of Product in any country by Acorda or an Acorda Designee for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country.

“FTE” means Elan’s full time equivalent charging rate for its appropriate employees or consultants from time to time (based on cost without mark-up) which as of the Amendment Date is [***] per day.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

“IND” shall mean the investigational new drug application and any amendments thereto for the Product filed with the FDA including IND numbers 17,627 and 51,333.

 “Indication” shall mean any use or indication of Product for treatment of any condition, including SCI and MS.

“Initial Period” shall have the meaning set forth in Article 12.5.1.1.

“In Market” shall mean the sale of the Product, whether by Acorda or its Designee, to an unaffiliated Third Party such as a wholesaler, distributor, managed care organisation, hospital or pharmacy and shall exclude the transfer pricing of the Product by Acorda to an Affiliate.

“Joint Invention” shall mean all inventions and other intellectual property made jointly by employees of Acorda and Elan in connection with the Project, which inventions and intellectual property shall be jointly owned by Elan and Acorda.

“Launch Stocks” shall have the meaning set forth in the Supply Agreement.

“License Revenues” shall mean the monetary amount or non cash consideration (exclusive of any taxes or duties that Acorda may be required by law to pay, but not including income, corporation or similar taxes) paid to Acorda for the granting to any Third Party any of the rights granted to Acorda under this Agreement and shall further include any other on going fees paid to Acorda in respect of such rights, but shall exclude bona fide research or development fees and payments received by Acorda and any payments received by Acorda for the sale of the Product from Elan pursuant to the provisions of Article 2.11.3.  For the avoidance of doubt, it is understood and agreed that License Revenues shall not include and Elan shall not be entitled to receive any share of payments received from a Third Party for the purchase of equity in Acorda, debt financing, the licence of intellectual property other than the Elan Intellectual Property, rights to products other than the Product or the reimbursement of patent or other expenses incurred by Acorda; provided that License Revenues shall include and Elan shall be entitled to receive any share of payments received from a Third Party for the purchase of equity in Acorda where such payments or a portion thereof are referable to the granting of rights to the Elan Intellectual Property for the Product.  The fact that a premium is paid by a Third Party for the purchase of equity in Acorda shall not of itself mean that the premium is referable to the granting of rights to the Elan Intellectual Property for the Product. For the avoidance of doubt, the Parties hereby confirm that the definition of License Revenues does not include royalties calculated as a percentage of NSP or of net In Market sales payable in each case by Designees to Acorda.

“Major European Markets” shall mean each of the United Kingdom, France, Germany and Italy.

“Manufacturing Cost” shall have the same meaning as in the Supply Agreement.

“Merck Agreement” shall mean the Technology Transfer and License Agreement dated 26 July 1999 between Merck & Co. Inc. (“Merck”), Elan, Elan Pharmaceutical Research Corp. (now EDDI) and Elan Pharma International Limited.

“MS” shall mean multiple sclerosis.

“MS Field” shall mean use as an oral prescription medicine for the treatment of MS in humans.

“MS R & D” shall mean MS Research and Development Corporation, a Delaware corporation, having an office at 15 Skyline Drive, Hawthorne, New York 10532 USA.

“MS Term” shall mean shall mean the period beginning on 21 April 1998 and ending upon expiry or termination of this Agreement, howsoever arising.

“NDA” shall mean the new drug application as defined in the Act and applicable regulations promulgated thereunder including any supplements or amendments thereto, which Acorda may file for the Product with the FDA.

“NDA Approval” shall mean the final approval to market the Product by the FDA as defined under the Act.

“NDA Equivalent” shall mean any new registration application or submission including any supplements or amendments thereto, such as a foreign counterpart to the NDA, which Acorda may file for the Product with any regulatory authority in any regulatory jurisdiction in the Territory other than the United States that is required to obtain Regulatory Approval in such jurisdiction.

“NDA Timeline” shall mean the development and regulatory timeline attached hereto as Schedule 4.

“Notional NSP” shall mean the estimated NSP of Product at the applicable time, which shall on a country-by-country basis be provided by Acorda to the Committee within ninety (90) days prior to commencement of each calendar year (or, for the Launch Year in any country, within ninety (90) days prior to the estimated date of First Commercial Sale in such country); provided, that:

(a)                                  for (i) the Launch Year and (ii) if no Statement is due to be produced prior to ninety (90) days prior to the estimated date of First Commercial Sale in such country, the Notional NSP shall be estimated in good faith; and

(b)                                 in each subsequent year, Notional NSP shall be calculated by reference to the average NSP in that country as evidenced by the last four Statements (or such lesser number of Statements as have actually been produced in relation to that country).

“NSP” shall mean that sum determined by deducting from the gross amount billed, however characterized, for the Product, commencing on the date of First Commercial Sale and sold In Market by Acorda or an Acorda Designee, the following:

(a)                                  transportation charges or allowances, including freight pick-up allowances, and packaging costs, if any;

(b)                                 trade, quantity or cash discounts, service allowances and independent broker’s or agent’s commissions, if any, allowed or paid;

(c)                                  credits or allowances, if any, given or made on account of price adjustments, returns up to ten per cent (10%) of gross sales, off-invoice promotional discounts, rebates, any and all national, federal, state or local government rebates, whether in existence now, or enacted at any time during the term of this Agreement, rejections, recall or Product destruction (voluntarily made or requested or made by an appropriate government agency sub-division or department) for the Product; and

(d)                                 any duty, tariff or tax (other than income or corporation tax), excise or governmental charge upon or measured by the production, import, export, sale, transportation, delivery, or use of the Product.

In the event that Acorda or its Designee shall sell the Product together with other products to third parties in a particular country and the price attributable to the Product is less than the average price of “arms length” sales of the Product alone in the particular country for the reporting period in which sales occur (such sales to be excluded from the calculation of the average price of “arms length” sales), NSP for any such sales shall be the average price of “arms length” sales by Acorda or its Designee of the Product alone and in the country during the reporting period in which such sales occur.  If the average price of “arms length” sale of the Product cannot be determined in any given country, the NSP will be determined by the value of the Product sold to similar customers in countries with similar pricing and reimbursement structures and for similar quantities.  Any dispute as to the determination of fair market value that cannot be resolved through discussion between the Parties shall be determined by an independent arbitrator in accordance with the provisions of Article 12.14.

“Other Indication Field” shall mean use as a prescription medicine for the treatment of any condition in humans, excluding the SCI Field and the MS Field, but for the avoidance of doubt including the treatment of SCI and/or MS otherwise than orally.

“Other Indication Term” shall mean the period beginning on the Amendment Date and ending upon expiry or termination of this Agreement, howsoever arising.

“Party” shall mean Acorda or Elan, as the case may be.

“Parties” shall mean Acorda and Elan.

“Patheon Agreement” shall mean the Technical Transfer Program Proposal for Commercial Registration entered into by and between Patheon, Inc. (“Patheon”) and Acorda dated as of February 26, 2003 relating to the manufacturing of Fampridine tablets.

“Phase 3 Clinical Study” shall mean a clinical trial conducted after an End of Phase 2 Meeting and conducted on a sufficient number of patients that is designed to establish that the Product is safe and efficacious for its intended Indication and is intended to define warnings, precautions and adverse reactions that are associated with Product in the dosage range and formulation to be prescribed, and to support Regulatory Approval of Product for such Indication.

“Product” shall mean any finished pharmaceutical dosage form containing the Compound or an Alternate Compound, which is in the scope of one or more Valid Claims within the Elan Patent Rights in the country of sale, and/or incorporates Elan Know-How in material part.  The use of the pre-clinical, toxicological, pharmacokinetic, metabolic, formulation, methods, clinical protocols and data developed for and on behalf of Elan (except for tests and studies conducted by or on behalf of Acorda as contemplated by this Agreement), which is included in the Elan Know-How shall constitute incorporation of the Elan Know-How in material part.

“Project” shall mean all activity undertaken by Elan and Acorda in order to develop the Product in accordance with the Development Plan, together with (i) all activity as undertaken by Elan and Acorda to develop the Fampridine Product for SCI prior to the Amendment Date, and (ii) all activity as undertaken by Elan, Acorda and MS R & D to develop the Fampridine Product for MS, prior to the Amendment Date.

“Regulatory Approval” shall mean (i) NDA approval by the FDA in the United States of America, (ii) in the case of the Major European Markets, approval of the NDA Equivalent by the EMEA in the Major European Markets (and/or the applicable regulatory authorities in such Major European Market not failing to provide or rejecting such approval), or (iii) such approvals as are required in any other country of the Territory to launch the sale of the Product in the normal course of business, as applicable, in each case including any required pricing and reimbursement approvals.

“Research and Development Cost” shall mean in the case of research and development being conducted by or on behalf of Elan in connection with the Project the costs thereof calculated in accordance with GAAP.

“Rush” shall mean Rush-Presbyterian-St. Luke’s Medical Center.

“Rush/Acorda License” shall mean the License Agreement entered into as of the Amendment Date by and between Rush and Acorda, and any amendments or supplements thereto, the form of which, including the schedules thereto, is attached hereto as Schedule 5.

“Rush Payments Agreement” shall mean the Rush Payments Agreement entered into as of the Amendment Date by and between Elan and Acorda, and any amendments or supplements thereto, in connection with the Rush/Acorda License, a form of which is attached hereto as Schedule 6.

“Rush Side Agreement” shall mean the Side Agreement entered into as of the Amendment Date by and between Rush, Acorda, Elan and EDDI, and attached as a schedule to the Rush/Acorda License, and any amendments or supplements thereto.

“SCI” shall mean spinal cord injury indications.

“SCI Field” shall mean use as an oral prescription medicine for the treatment of SCI in humans.

“SCI Term” shall mean the period beginning on 23 January 1997 and ending upon expiry or termination of this Agreement, howsoever arising.

“SEC” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

“Specifications” shall mean the specifications for the Product(s) and API attached as Schedule 7, as they may be modified from time to time by mutual written agreement of the Parties consistent with the specifications approved by the FDA in the NDA and, outside the United States, any NDA Equivalent.

“Supply Agreement” shall mean the supply agreement between Elan and Acorda of even date herewith, in the form attached hereto as Schedule 8.

“Technology Transfer Responsibilities” shall mean the respective responsibilities of each of Acorda and Elan in connection with the Project relating, as applicable, to the (i) activities being conducted under the Cardinal Agreement; (ii) activities being conducted under the Patheon Agreement, and (iii) procurement of API, as set forth on Schedule 9 hereto, as such responsibilities may be modified from time to time by mutual agreement of the Parties.

“Territory” shall mean all of the countries of the world.

“Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

“Trademark” shall mean the trademark(s) as may be selected by Acorda which has been or may be registered by Acorda in one or more countries of the Territory.

“Valid Claim(s)” shall mean a claim in any patent within the Elan Patents which has not lapsed or become abandoned and which claim has not been declared invalid by an unreversed or an unappealable decision of a court of competent jurisdiction.

“$” and “US$” shall mean United States Dollars.

1.2.                                   In this Agreement

1.2.1                             the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa;

1.2.2                             any reference to an Article, Exhibit or Schedule shall, unless otherwise specifically provided, be to an Article, Exhibit or Schedule of this Agreement;

1.2.3                             the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation; and

1.2.4                             the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

ARTICLE 2 THE LICENSE

2.1.                                   License Grant:

Elan shall remain proprietor of all the Elan Intellectual Property relating to the Product and any trademark licensed by Elan to Acorda, (such as an acronym for the applicable technology applied to the Product), but hereby grants to Acorda an exclusive (even as to Elan) licence under the Elan Intellectual Property in the Territory to package, use, import, export, promote, distribute, offer for sale, sell and otherwise exploit and, solely as permitted in the Supply Agreement, to make and have made:

2.1.1                             the Fampridine Product in the SCI Field for the SCI Term;

2.1.2                             the Fampridine Product in the MS Field for the MS Term; and

2.1.3                             without prejudice to Articles 2.1.1 and 2.1.2, the Product in the SCI Field, MS Field and/or Other Indication Field for the Other Indication Term, subject to any contractual obligations of Elan under the Merck Agreement with respect to a formulation using Nanoformulation technology (as defined in the Merck Agreement) in the Other Indication Field.

in each case under the terms and conditions set out herein.

2.2.                                   Acceptance; Acorda Non-Competition:

Subject to the provisions of the following sentence, Acorda hereby accepts such licence and confirms that Acorda and its Affiliates will not directly or indirectly market as a prescription medicine any other sustained release oral dosage form or transdermal form, containing the Compound or any other mono-or di-aminopyridine active agent, other than Product (“Acorda Competing Product”) during the period Acorda retains a licence under the Agreement and for one year thereafter.

Should Acorda or its Affiliates market an Acorda Competing Product in the countries of the European Economic Area, Elan reserves as its sole remedy the right to terminate the exclusive licences granted to Acorda solely in the applicable country (ies) in which Acorda or its Affiliates market an Acorda Competing Product, which thenceforth for the remainder of the term of this Agreement shall become non-exclusive in nature in such countries of the European Economic Area, and to stop licensing improvements in such countries of the European Economic Area.

2.3.                                   Sub-licensing:

2.3.1                             Acorda may sub-license or otherwise authorise one or more third parties (each a Designee) to use, import, offer for sale, promote, distribute, sell and otherwise exploit the Product in one or more countries of the Territory (but not the rights to manufacture the Product which may only be sub-licensed in accordance with the provisions of the Supply Agreement).  In circumstances where the third party is entitled to, or is likely to be able to obtain, access to the CMC Section, the prior written consent of Elan shall be obtained to any sub-licence or other agreement permitted by this Article 2.3.1 which consent shall not be unreasonably withheld or delayed.  In the event that the Third Party is entitled to access to Confidential Information disclosed by Elan to Acorda, the agreement between the Third Party and Acorda shall contain obligations of confidentiality no less onerous than those set out in this Agreement.  Elan shall be furnished with a copy of the proposed and the executed sub-licence or other agreement contemplated by this Article 2.3.1  Any sub-licence or other agreement permitted by this Article 2.3.1 shall be subject to the terms of this Agreement, but excluding the right to grant a sub-licence.  Acorda shall use its reasonable endeavours to ensure that Elan shall have the same rights of audit and inspection vis a vis a Designee, as Elan has pursuant to this Agreement concerning Acorda.  A sub-licence may be granted by Acorda without any obligation upon the Designee to pay to Acorda or Elan any amounts other than those set out in this Agreement.

2.3.2                             Insofar as the obligations owed by Acorda to Elan are concerned, Acorda shall remain responsible for all acts and omissions of any Designee as if such acts and omissions were by Acorda.  Any sub-licence or other agreement permitted by Article 2.3.1 shall automatically and immediately terminate on termination of this Agreement.

2.3.3                             For the avoidance of doubt, the Parties hereby confirm that In Market sales of the Product by any Designee shall constitute sales by Acorda for the purposes of Article 5.6.

2.4.                                   Use of Data and Improvements:

Subject to the provisions of Article 12.1 Elan may use the Elan Intellectual Property and all technical and clinical data or improvements generated by Elan pursuant to this Agreement in connection with Elan’s commercial arrangements for the Product in any country which ceases to be a part of the Territory, or in relation to the Product in the Territory in the event of the termination of this Agreement.

2.5.                                   Rush:

Each of Elan and Acorda hereby acknowledges and agrees that the licences previously granted to Elan by Rush and the licenses granted to Acorda by Rush pursuant to the Rush/Acorda License do not constitute Elan Patent Rights or Elan Know-How for the purposes of this Agreement.

2.6.                                   Technical Advice:

Without prejudice to Article 5.1.2, Elan shall, if requested, advise Acorda in any technical matters as may become necessary for the proper utilisation of the licence to Acorda pursuant to this Agreement and shall provide reasonable advice and assistance to Acorda with respect thereto without additional charge.

2.7.                                   Combination Products:

In the event that Acorda wishes to develop, market and sell an oral sustained release product for the treatment of SCI which contains the Compound or an Alternate Compound as one of two or more pharmaceutically active ingredients (“Combination Product”), Acorda shall seek the consent of Elan to extend the licences granted by Elan to Acorda pursuant to this Agreement, which consent shall not be unreasonably withheld or delayed.  In the event that such consent is furnished, the Parties shall negotiate in good faith the terms of an agreement, including where applicable, such amendments as are appropriate to this Agreement.

2.8.                                   Elan Competing Product:

For the term of the Agreement, Elan shall not itself or through an Affiliate or Third Party commercialise or, develop in the Territory nor license another party in the Territory to commercialise or develop any other sustained release oral dosage form for prescription use in humans which contains the Compound or any Alternate Compound as an active ingredient for:

2.8.1                             the indication of SCI; and/or

2.8.2                             the indication of MS; and/or

2.8.3                             any other Indications, subject, during the term of the Merck Agreement, to any contractual obligations of Elan under the Merck Agreement with respect to a formulation using Nanoformulation technology (as defined in the Merck Agreement).

(each, an “Elan Competing Product”).

2.9.                                   Trademark:

2.9.1                             Acorda shall market the Product in the Territory under a Trademark, whether during the Initial Period or thereafter, which Trademark will be owned by Acorda.

2.9.2                             Elan grants to Acorda a non-exclusive royalty free licence in the Territory solely for use in connection with the sale of the Product, for the term of this Agreement to use any trademark which relates to the Elan technology applicable to the Product (“Elan Trademark”), such as an acronym for the applicable technology applied to the Product, on the following terms:

2.9.2.1                           Acorda shall as soon as it becomes aware of any infringement give to Elan in writing full particulars of any use or proposed use by any other person, firm or company of a trade name or trademark or mode or promotion or advertising which amounts to or might amount either to infringement of Elan’s rights in relation to the Elan Trademark or to passing off.

2.9.2.2                           If Acorda becomes aware that any other person, firm or company alleges that the Elan Trademark is invalid or that the use of the Elan Trademark infringes any rights of another party or that the Elan Trademark is otherwise attacked or attackable, Acorda shall immediately give to Elan full particulars in writing thereof and shall make no comment or admission to any Third Party in respect thereof.

2.9.2.3                           Elan shall have the right to conduct all proceedings relating to the Elan Trademark and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Elan Trademark or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the Elan Trademark.  Any such proceedings shall be conducted at Elan’s expense and for its own benefit.

2.9.2.4                           At no time during or after the term of this Agreement shall Acorda challenge or assist others to challenge the Elan Trademark, or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to the Elan Trademark.

2.9.3                             Acorda shall not be obliged to use the Elan Trademark to identify the Product but at Elan’s request shall be obliged to use the Elan Trademark to identify the applicable Elan technology embodied in the Product.  For the avoidance of doubt, the Parties hereby confirm that Acorda shall not be entitled to a licence to use any trademark owned or controlled by Elan which identifies a product, including Neurelan®.

2.10.                             When packaged, and to the extent permitted by law, a product label shall include an acknowledgement that the Product is made under licence from or, if applicable, manufactured by Elan.  Such acknowledgement shall take into consideration regulatory requirements and Acorda’s commercial requirements, including any requirement to state that Product is mananufactured by Patheon.  Acorda shall wherever possible give due acknowledgement and recognition to Elan in all printed promotional and other material regarding the Product such as stating that the Product is under licence from, or if applicable, manufactured by, Elan.  Acorda shall consult with and obtain the approval of Elan as to the format and content of the promotional and other material insofar as it relates to a description of, or other reference to, the application of the Elan Intellectual Property.  It shall be presumed that Elan approved of such use unless Elan provides written notice of disapproval of such use to Acorda within thirty (30) days of delivery of such materials to Elan, such approval not to be unreasonably withheld.  The further consent of Elan shall not be required where the format and content of such materials is substantively materially similar as the materials previously furnished to and approved by Elan.

2.11.                             Diligence:

2.11.1                       Acorda shall use reasonable efforts consistent with the reasonable standard as would be applied by a bio-pharmaceutical company of similar size, stage of development and assets for a product of the market size and potential of the Product to market and promote the Product throughout the Territory.

2.11.2                       Acorda shall effect a national commercial launch of the Product in the United States of America within one hundred and eighty (180) days of NDA Approval, provided that Acorda shall have received the agreed quantities of Launch Stocks ordered pursuant to firm purchase orders at least sixty (60) days in advance of the launch date.  It is agreed that with respect to Japan and the Major European Markets, Acorda will effect a national commercial launch of the Product within one hundred and eighty (180) days after the necessary Regulatory Approvals, provided that Acorda shall have received the agreed quantities of Launch Stocks ordered pursuant to firm purchase orders pursuant to the Supply Agreement at least sixty (60) days in advance of the projected launch date.  In the event that Acorda shall have received the agreed quantities of Launch Stocks ordered pursuant to firm purchase orders pursuant to the Supply Agreement at least sixty (60) days in advance of the projected launch date and Acorda does not make a national commercial launch in one or more of the countries listed above within the one hundred and eighty (180) day period, or such longer period permitted by the provisions of this Article 2.11.2, the licences granted to Acorda hereunder shall with thirty (30) days notice from Elan terminate in the applicable country and Elan shall be entitled to a licence to the Acorda Patent Rights and the Acorda Know-How in the applicable country on the terms set out in Article 2.11.3 and to the Trademark on the terms set out in Article 2.9.  Notwithstanding the above, in the event that the Parties disagree whether or not Acorda has satisfied its obligations under this Agreement in any country listed above, the matter may be submitted to arbitration by either Party, and Acorda’s rights and licences shall remain in effect until and unless the arbitrator makes a decision that Acorda’s right and licence in such country should terminate.

2.11.3                       Acorda will use commercially reasonable efforts to file and obtain registration approval in the United States of America, the Major European Markets and Japan as soon as practicable.  In the event of any failure by Elan to perform its obligations under this Agreement or under the Supply Agreement which results in Acorda’s failure to obtain such a Regulatory Approval or any delay thereof, the Parties through the Committee shall make reasonable and appropriate adjustments to the period in which Acorda shall have to file to obtain the applicable Regulatory Approval.  If (x) Acorda fails to file to obtain a Regulatory Approval to commercialise the Product in the United States of America, Japan or the Major European Markets within a commercially reasonable time after completion and receipt of positive data from all pre-

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

clinical and clinical studies required for the related NDA or any NDA Equivalent, as determined by the Committee, or (y) Acorda fails to effect a commercial launch of the Product in the United States of America, Japan or the Major European Markets within the period specified in Article 2.11.2 above then, in such event, provided that Elan has terminated Acorda’s licence as provided in Article 12.5.2.2, Acorda shall, at the option of Elan, license, make available and transfer to Elan all of Acorda’s data, information, applications, approvals and filings to permit Elan to commercialise the Product in the applicable region, in exchange for an initial payment equal to Acorda’s costs of developing such data, information, applications, approvals and filings for such region and [*****] of NSP (for which purpose the definition of NSP as set out in Article 1 shall apply mutatis mutandis) of the Product by Elan and/or its designees (for which purpose the definition of Designee as set out in Article 1 shall apply mutatis mutandis) in such region.  In such event Elan shall be entitled to a licence to the Acorda Patent Rights and the Acorda Know-How to commercialise the Product on the terms set out in this Article 2.11.3 and to the Trademark on the terms set out in Article 2.9.  In the event that Elan is entitled to such licence, the Parties shall enter into a further written licence agreement which shall include customary and reasonable terms relating to, inter alia, the timing of royalty payments to Acorda, reporting obligations regarding net sales, audit rights of Acorda with respect to books and records relating to net sales, sublicense and indemnity provisions, which obligations shall, unless otherwise agreed by the Parties, be substantially similar to those in this Agreement with respect to commercialisation of the Products by Acorda.

2.11.4

2.11.4.1                     Acorda will use its commercially reasonable efforts to obtain Regulatory Approval to commercialise the Product in the other countries of the Territory that it selects, having regard to the effort and expenditure required to obtain Regulatory Approval for the Product and the commercial opportunities for the Product in such other countries of the Territory.

2.11.4.2                     In the event that the Parties disagree whether Acorda has satisfied its obligations under Article 2.11.4.1, with regard to one or more of such other countries of the Territory, the matter may be submitted to the Committee, and if not resolved by the Committee, by arbitration, by either Party, and Acorda’s rights and licences shall remain in effect until and unless the arbitrator makes a decision that Acorda’s right and licence hereunder in such country should terminate.

2.11.4.3                     If Acorda (a) indicates to Elan that it does not intend to file to obtain Regulatory Approval and commercialise the Product in a particular country or countries of the Territory, or (b) fails to commence commercialisation in any country in the Territory (other than the United States, the Major European Markets {or, if commercialization has commenced in the Major European Markets, any other country subject to the jurisdiction of the EMEA, provided that Acorda provides to the Committee a marketing plan for such other countries} or Japan), within one hundred and (180) days after receiving the required Regulatory Approval therefor, provided that Acorda shall have ordered and received the agreed quantities of Launch Stocks ordered pursuant to firm purchase orders pursuant to the Supply Agreement at least sixty (60) days in advance of the projected launch date, Elan shall be entitled to a licence to the Acorda Patent Rights and the Acorda Know-How to commercialise the Product in such countries on the terms set out in Article 2.11.3 and to the Trademark on the terms set out in Article 2.9.

ARTICLE 3 DEVELOPMENT OF THE PRODUCT

3.1.                                   Subject to the provisions of this Article 3, Acorda shall use its reasonable efforts, as would be deemed commensurate with the achievement of its own business aims for a similar product of its own to conduct such part of the Project as the Parties mutually agree shall be conducted by Acorda.  Subject to the provisions of this Article 3, Elan shall use its reasonable efforts, as would be deemed commensurate with the achievement of its own business aims for a similar product of its own, to conduct such part of the Project as the Parties mutually agree that shall be conducted by Elan. The allocation between the Parties of their respective responsibilities for conducting parts of the Project (i) is set forth in Schedule 9 - Technology Transfer Responsibilities, and (ii) shall be set forth in a development plan (the “Development Plan”) to be prepared and updated from time to time by Acorda in consultation with Elan, relating to the development of the Product, the current form of which is attached as Schedule 4 - NDA Timeline, and the Committee shall monitor the progress of such activities.  Elan and Acorda each undertake that it shall carry out the respective studies, testing and activities set forth as Technology Transfer Responsibilities, in the Development Plan, and otherwise undertaken and conducted by it in good faith and in accordance with prevailing cGCP and cGLP and FDA standards and guidelines.

3.2.                                   Provided that Elan uses reasonable endeavours to meet its obligations under this Agreement, Elan shall have no liability to Acorda as a result of any failure or delay of the Product to achieve one or more of the milestones set out in the Project and/or to obtain the NDA Approval or the approval of the regulatory authorities in one or more of the other countries of the Territory.  Acorda shall have no liability to Elan as a result of any failure or delay of the Product to obtain the NDA Approval or the approval of the appropriate health regulatory authorities in one or more of the countries of the Territory.

3.3.                                   The Parties hereby confirm that each shall undertake its respective part of the Project as a collaborative effort and that the provisions of this Agreement requires that each Party diligently carries out those tasks assigned to it under the Project and as otherwise agreed during the course of the Project.  Each Party shall co-operate with the other in good faith particularly with respect to unknown problems or contingencies and shall perform its obligations in good faith and in a commercially reasonable, diligent and workmanlike manner.  Each Party will update the other Party on the progress of the Project at meetings of the Committee.

3.4.                                   Elan will supply Acorda with Acorda’s reasonable requirements of Product including clinical trial supplies to enable Acorda to carry out the Project.  The Product shall be supplied by Elan EXW at Manufacturing Cost.

3.5.                                   Acorda agrees to carry out and complete the Phase III programme in the United States of America to a standard and timeframe that a company of comparable size, stage of development and assets would use for a product of similar size and potential as the Product.

3.6.                                   With respect to generating stability data on the oral Product in bulk tablet form, Elan and Acorda acknowledge and agree that (i) under the SCI Agreement and the MS Agreement, Elan had the responsibility for generating such data, (ii) pursuant to the Cardinal Agreement, Cardinal is currently performing such stability testing, (iii) the Technology Transfer Responsibilities shall govern the related responsibilities of the Parties, provided that the data resulting from such stability testing shall be provided to both Acorda and Elan, and Elan shall have the right to and responsibility for providing necessary and appropriate technical assistance and oversight of such stability testing (including having the right at its own expense to arrange for its employees involved in the Project to discuss the stability testing and its results with the technical personnel of Acorda and Cardinal upon reasonable notice and at reasonable times); and (iv) Elan shall incorporate such stability data into the CMC module that it will prepare for delivery to Acorda for inclusion in the NDA or any NDA Equivalent, pursuant to Article 3.8.

3.7.                                   For the avoidance of doubt, the Parties hereby confirm that a primary objective of the Project is to generate the NDA and secure NDA Approval for the oral Product.  As of the date of the SCI Agreement, the MS Agreement and the Amendment Date, it is the Parties’ expectation that the body of data so generated in the Project will also support such applications for Regulatory Approval that Acorda shall make in the other countries of the Territory.  In the event however that such expectation proves unfounded or incorrect and further data is required to obtain such other approvals as are pursued by Acorda in the other countries of the Territory, Acorda shall determine the viability of proceeding further with the regulatory application and generation of the further data requirements.  In the event that Acorda elects to continue, the Parties shall update the Development Plan to reflect the allocation between the Parties of conducting such additional activities.  In such event, subject to and in accordance with the provisions of this Article 3, Elan shall be responsible for conducting such further activities and generating such further data as set forth in the Development Plan to allow Acorda to seek such further Regulatory Approvals in the Territory. Notwithstanding the foregoing, it is intended by the Parties that except as otherwise specifically set forth in a Development Plan agreed to by the Parties and subject to compliance with regulatory requirements, Acorda shall have primary responsibility and decision making authority with respect to development and marketing of Product.

3.8.                                   Elan shall be responsible for the preparation and delivery to Acorda of the CMC Section in electronic and hard copy form and the latter in format suitable for inclusion in the NDA and any NDA Equivalent in accordance with applicable law and regulatory standards and as the Parties may mutually agree.  Acorda shall provide Elan as soon as practicable with a copy of any comments received by Acorda from the FDA or any other regulatory authority relating to the CMC Section and Elan shall provide or, at Acorda’s request, cooperate with Acorda to provide, a response to such comments as soon as practicable. In the event that there is a deficiency in the CMC Section attributable to negligence by Elan in the activities conducted by Elan, then Elan shall be responsible for correcting such deficiency, at Elan’s expense, and shall use reasonable efforts to do so as soon as practicable. In the event Elan breaches the foregoing obligation, in addition to any other remedies available to Acorda, Acorda shall have the right to correct such deficiency or arrange to have a Third Party conduct any required activities necessary to correct such deficiency, at Elan’s expense, the cost of which may be offset against any amounts otherwise due Elan under this Agreement.  Acorda shall be responsible for the maintenance of the CMC Section in accordance with applicable law and regulatory standards, at Acorda’s expense, provided that (i) Elan shall cooperate with and provide reasonable assistance to Acorda in connection with such maintenance; and (ii) any revisions, amendments or supplements to the CMC Section required by or resulting from the negligence of Elan in performing its obligations hereunder or under the Supply Agreement, or from any action taken by Elan on its own initiative, or taken by Acorda or any Acorda Designee on behalf of or at the request of Elan, including any changes made by Elan on its own initiative to its manufacturing processes or facilities, shall be at Elan’s expense; and (iii) Elan shall not make any changes to its manufacturing processes or facilities that would require an amendment or supplement to the CMC Section without first notifying Acorda of such changes and preparing and delivering to Acorda any required amendments or supplements to the CMC Section before the implementation of such changes.

If Elan is required in any regulatory jurisdiction to file with any regulatory authority a DMF relating to Compound or Product, Elan shall at Acorda’s cost prepare and file in accordance with applicable regulatory requirements such DMF and Acorda shall have a right of reference thereto to the extent required by the NDA or any NDA Equivalent or in order to exercise its license rights under this Agreement.

Similarly, if Elan is entitled to market, distribute and sell the Product in a particular country, and Acorda is required in any regulatory jurisdiction to file with any regulatory authority a DMF relating to Compound or Product, Acorda shall at Elan’s cost prepare and file in accordance with applicable regulatory requirements such DMF and Elan shall have a right of reference thereto to the extent required by the NDA or any NDA Equivalent or in order to exercise its rights under this Agreement.

ARTICLE 4 [NOT USED]

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

ARTICLE 5 FINANCIAL PROVISIONS

5.1.                                   Research and Development Activities:

5.1.1                             In consideration for the research and development of the Product by Elan under this Agreement, Acorda shall pay to Elan the amounts set out in Article 5.1.2.

5.1.2                             Research and Development Cost incurred by Elan after the Amendment Date and before commercial launch of the Product shall be invoiced and payable monthly, at a rate of FTE plus [***].

5.1.3                             Elan will keep accurate records consistent with its normal business practices, of the efforts expended by it under the Project for which it is charging Acorda, which will include the time spent by each person working on the Project.  Each quarter Elan will send reports to Acorda in order to enable Acorda to monitor Elan’s level of effort to assure Acorda that the committed level of effort is being applied.

5.1.4                             If Elan’s development efforts require the use of a Third Party, Elan will, prior to appointing such Third Party, discuss with Acorda the activities to be undertaken by such Third Party and the terms and conditions thereof.  Elan will not proceed with such Third Party without the prior written approval of Acorda, which approval shall not be unreasonably withheld. Elan shall charge Acorda for the time spent by its employees in administering the work conducted by such Third Parties on the basis set out in Article 5.1.2.  Elan shall have the right to charge Acorda for all reasonable out of pocket expenses incurred in the provision of its obligations thereunder.

5.2.                                   License Royalties:

5.2.1                             In consideration of the rights and licence granted to Acorda to the Elan Patent Rights by virtue of the SCI Agreement, Acorda has paid to Elan $5,000,000 (five million United States Dollars); and

5.2.2                             In consideration of the rights and licence granted to MS R & D to the Elan Patent Rights by virtue of the MS Agreement, MS R & D has paid to Elan $15,000,000 (fifteen million United States Dollars) –

receipt of each of which is hereby acknowledged by Elan.

5.3.                                   Milestone Payments:

5.3.1                             In further consideration of the rights and license granted to Acorda to the Elan Patent Rights hereunder, Acorda shall pay to Elan the following non-refundable amounts contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such event (but payable the first time such milestone is achieved) for Product:

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

5.3.1.1               [****] 90 (ninety) days after written receipt of NDA Approval of the Product for the first Indication;

5.3.1.2                           [***] on the earlier of (a) 90 (ninety) days after written receipt of NDA Approval of the Product for a second Indication or (b) the 2nd (second) anniversary of NDA Approval of the Product for the first Indication;

5.3.1.3                           [***] upon the commencement of a Phase III Clinical Study of the Product for a third Indication;

5.3.1.4                           [***] upon acceptance by the FDA for filing of the NDA for a third Indication;

5.3.1.5                           [***] upon written receipt of NDA Approval of the Product for a third Indication;

5.3.1.6                           [***] upon First Commercial Sale of the Product for a third Indication;

5.3.1.7                           [***] upon the commencement of a Phase III Clinical Study of the Product for a fourth Indication;

5.3.1.8                           [***] upon acceptance by the FDA for filing of the NDA for a fourth Indication;

5.3.1.9                           [***] upon written receipt of NDA Approval of the Product for a fourth Indication; and

5.3.1.10                     [***] upon First Commercial Sale of the Product for a fourth Indication –

the payments described in Articles 5.3.1.1 to 5.3.1.10 being “Milestone Payments”.

5.3.2                             The Milestone Payments referred to in Articles 5.3.1.3 through 5.3.1.10 shall be payable within forty five (45) days after achievement of the applicable milestone event.

5.3.3                             For the avoidance of doubt, references in this Article 5.3 to an Indication by number are to the number of Indications for which a particular milestone has been achieved.

By way of example, the Milestone Payment in Article 5.3.1.9 shall become payable upon NDA Approval for a Indication “E”, where Indications “A”, “B”

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

and “C” have already received NDA Approval, notwithstanding that commencement of a Phase III Clinical Study of the Product and/or NDA filing for Indication “D” may have occurred before commencement of such studies for Indication “E”.

5.3.4                             In respect of each of the third and fourth indication of the Product, in the event that Acorda spends in excess of [***] on Phase III Clinical Studies for such indication, Acorda shall be entitled to credit one half of the excess spend in respect of that indication, over and above [***] per indication, against the respective Milestone Payments for that indication, viz. the Milestone Payments referred to in Articles 5.3.1.4 and 5.3.1.5 for the third indication and the Milestone Payments referred to in Articles 5.3.1.8 and 5.3.1.9 for the fourth indication, up to a maximum of [****] for each indication.

5.3.5                             The Milestone Payments shall not be subject to future performance obligations of Elan to Acorda and shall not be applicable against future services provided by Elan to Acorda.

5.4.                                   Certain Payments relating to Rush/Acorda License:

Elan shall reimburse Acorda in respect of the milestone payments payable from Acorda to Rush pursuant to Section 5.2 of the Rush/Acorda License and Acorda shall pay Elan an additional royalty, each in accordance with and subject to the terms and conditions of the Rush Payments Agreement.

5.5.                                   License Revenues:

In further consideration of the rights and licence granted to Acorda to the Elan Patent Rights by virtue of this Agreement, Acorda shall pay to Elan [***] of all and any License Revenues.

5.6.                                   Royalty on Sales:

5.6.1                             Subject to Article 5.6.2 and in further consideration of the rights and license granted to Acorda to the Elan Patent Rights while there is a Valid Claim thereunder, and in consideration of the rights and license granted to Acorda of the Elan Know-How thereafter, Acorda shall additionally pay to Elan a royalty of [***] of the NSP of the Product (the “Elan Royalty”). The Elan Royalty shall be payable as follows:

5.6.1.1                           In respect of the Elan Royalty, where Elan manufactures and supplies the Product, Elan shall render an invoice in respect of the quantities of Product delivered to Acorda for a sum calculated by reference to [***] of the Notional NSP and the quantity of Product supplied.  For the avoidance of doubt the Parties agree that if for whatever reason the Product supplied by Elan to Acorda which meets the Specifications and the applicable law and regulatory

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

requirements is not sold by Acorda, payment to Elan for such Product shall nonetheless be effected and the price of the Product shall be determined by reference to the NSP calculated pursuant to the provisions of Article 5.6.1.2.

5.6.1.2                           Within forty five (45) days of the end of each calendar quarter, Acorda shall notify Elan of the prevailing NSP for Product sold in the previous quarter.  Acorda shall calculate the total Elan Royalty payable to Elan for the Product supplied by Elan during the previous quarter by reference to [***] of the NSP. The Parties shall adjust their account by Acorda promptly paying to Elan, or by Elan crediting Acorda against the price of Product to be supplied (as the case may be), the difference between the sum paid pursuant to Article 5.6.1.1 and the sum calculated pursuant to this Article 5.6.1.2.

5.6.1.3                           In respect of the Elan Royalty, where Elan does not manufacture and supply the Product, within forty five (45) days of the end of each calendar quarter (for the first two years following first commercial sale of the Product in any country of the Territory, within sixty (60) days of the end of each quarter), Acorda shall notify Elan of the prevailing NSP of Product sold in that preceding quarter and of the quantity of Product sourced from third parties.  The Elan Royalty in respect of such Product shall each be payable on the date on the date such report is due.

5.6.2                             In countries where there are no Valid Claims covering the Product and if there is no Competition, Acorda shall pay to Elan the applicable Elan Royalty set forth in Article 5.6.1 for sales in such countries; provided, if, and only if, (a) Elan is not manufacturing the Product, (b) there are no Valid Claims covering the Product and (c) there is Competition in any such country, the Elan Royalty due under Article 5.6.1 on Product sales in such country shall be reduced to [***] of NSP provided, however, that in the event there is Competition in any country, the Parties agree to discuss, considering market conditions, further reducing the Elan Royalty.

5.6.3                             In the event that Elan or its subcontractor does not manufacture and supply the Product and in the event that Acorda enters into a licence agreement with any Third Party with respect to a Dominating Patent, or to avoid or settle a claim by a Third Party for infringement or misappropriation by any Elan Intellectual Property right relating to the manufacture, use or sale of the Product, Acorda may offset any payments made in accordance with such licence agreements against any royalty amounts (and not amounts in respect of manufacturing) owed by Acorda to Elan, up to a maximum of [***] of the royalty amounts due.  For the purpose of this Article 5.6.3 the Parties hereby confirm that the minimum Elan Royalty payable by Acorda to Elan shall be [***] of the NSP. Any dispute under this Article 5.6.3 (including one as to

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

whether Acorda should have entered into such agreement) shall be resolved by referring such matter to an independent patent attorney for arbitration, and in the event of such a dispute the offset above shall only take effect prospectively upon an arbitrator’s decision in favour of Acorda.  In such event the procedure set forth in Article 12.14 shall to the extent practicable apply to the conduct of such arbitration.

5.6.4                             No more than one royalty payment shall be due with respect to a sale of a particular Product (except any royalty payable under the Rush Payments Agreement).  No multiple payments shall be payable because any Product or its manufacture, sale or use is covered by more than one Valid Claim covering the Product.  No royalty payments shall be payable with respect to Products distributed for use in research and/or development, in clinical trials or as promotional samples.

5.6.5                             All payments due hereunder shall be made in United States Dollars in accordance with Article 5.9.

5.6.6                             For the avoidance of doubt, the Elan Royalty and any royalty payable under the Rush Payments Agreement shall be payable whether or not Elan is manufacturing and supplying the Product.

5.7.                                   Additional Expenses:

Acorda shall pay Elan within thirty (30) days of the date of invoicing for any technical assistance requested by Acorda, including travel and subsistence, provided that Elan is not otherwise obliged to provide such assistance pursuant to the terms of the Agreement.  Elan’s charges for such work shall be Research and Development Cost plus [***], as well as reimbursement for out-of pocket expenses incurred by Elan to Third Parties in performing activities under the Development Plan that are not already included in Research and Development Cost.

5.8.                                   Non-Refundable Payments:

All payments received by Elan from Acorda under Article 5 shall be non-refundable, subject to the provisions of Article 5.9.5.

5.9.                                   Payments, Reports and Records:

5.9.1                             Acorda shall keep and shall cause its Affiliates and Designees to keep true and accurate records of gross sales of the Product, the items deducted from the gross amount in calculating the NSP, the NSP and the royalties payable to Elan under Article 5 hereof.  Acorda shall deliver to Elan a written statement thereof within forty five (45) days following the end of each calendar quarter (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter.  The said written statements shall set forth on a country-by-country basis, the calculation of the NSP from gross revenues during that calendar quarter, the applicable percentage rate, and a computation of the sums due to Elan (the “Statement”).  The Parties’ financial officers shall agree upon the precise format of the Statement. Acorda shall also provide Elan with preliminary monthly sales reports in a format to be determined by the Committee.

5.9.2                             Payments due on NSP of the Product based on sales amounts in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the sale of currency of the country of origin of such payment for the day prior to the date on which the payment by Acorda is being made.  In order to facilitate the payments, the Parties may agree that with respect to a certain country or countries the payments due with regard to Product sales in such country or countries will be paid directly by the Acorda Designee(s) responsible for the marketing of the Product in such country or countries to Elan.  In remitting such royalty payments such Designees(s) will abide by the terms of this Article 5.9.  No such direct payments will be made by any Acorda Designee unless Acorda and Elan have beforehand agreed that such direct royalty payment and such direct payments shall not adversely affect the withholding liability of Elan compared to the payments made by Acorda to Elan.

5.9.3                             If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, Elan shall provide Acorda, prior to any such payment, once each calendar year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms).  Any such income or other taxes which Acorda is required by law to pay or withhold on behalf of Elan with respect to royalties and any other monies payable to Elan under this Agreement shall be deducted from the amount of such NSP payments, royalties and other monies due.  Acorda shall furnish Elan with proof of such payments.  Any such tax required to be paid or withheld shall be an expense of and borne solely by Elan.  Acorda shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Acorda.  Both Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable Acorda to make such payments to Elan without any deduction or withholding.

5.9.4                             All payments due hereunder shall be made to the designated bank account of Elan in accordance with such timely written instructions as Elan shall from time to time provide.

5.9.5                             For the twenty four (24) month period following the close of each calendar year during the term of the Agreement, Elan and Acorda will provide each other’s independent certified accountants (reasonably acceptable to the other Party) with access, during regular business hours and upon reasonable prior request and subject to the confidentiality provisions as contained in this Agreement, to such Party’s books and records relating to the Product, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended, including in the case of Elan the sums payable by Acorda to Elan pursuant to Article 5. If such accounting firm concludes that additional royalties were owed during such period then Acorda shall pay the additional royalties within sixty (60) days after the date of delivery of such accounting firm’s written report so concluding.  In the event such accounting firm concludes that amounts were overpaid by Acorda during such period, Elan shall repay Acorda the amount of such overpayment within sixty (60) days after the date of delivery of such accounting firm’s written report so concluding.

5.9.6                             In addition, for the twenty four (24) month period following the close of each calendar year, Elan will provide Acorda’s independent certified accountants (reasonably acceptable to Elan) with access, during regular business hours and upon reasonable prior request and subject to the confidentiality provisions as contained in this Agreement, to Elan’s books and records relating to (i) the Manufacturing Cost of the Product; (ii) any activities undertaken by Elan on behalf of Acorda pursuant to Article 3; and (iii) any activities undertaken by Elan on behalf of Acorda pursuant to Article 6, in each case, for the purpose of verifying the reasonable basis of the payments made by Acorda hereunder with respect thereto.

5.9.7                             Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the payments due to Elan in any country, payment shall be made through such lawful means or methods as Acorda may determine after consultation with Elan.  When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, payments shall be suspended for as long as such prohibition is in effect and promptly after such prohibition ceases to be in effect, all royalties or other payments that Acorda or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable, less any transactional costs.  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE 6 REGISTRATION OF THE PRODUCT

6.1.                                   As is stated at Article 3.7, a primary objective of the Project is to generate the NDA and to secure NDA Approval.  As of the date of this Agreement, it is the Parties’ expectation that the body of data so generated during the Project will support such applications for Regulatory Approval that Acorda shall make in the other countries of the Territory.

6.2.                                   Subject to the review by the Committee pursuant to Article 10 and to Elan’s preparation and delivery to Acorda of the CMC Section in form and substance acceptable for inclusion in the NDA (as well as any revisions thereto as may be mandated or requested by the FDA), and to the other provisions of this Article 6, Acorda shall have the right and responsibility for filing, shall use its reasonable efforts to prosecute to approval, and shall own the NDA.  It is acknowledged that Elan has assigned the IND to Acorda.  Within ninety (90) days following the completion of the Project as determined by the Committee, Acorda shall submit the NDA for filing with the FDA.

6.3.                                   Acorda shall not alter the Specifications or any part of the CMC Section unless (a) by agreement with Elan, or (b) mandated by the FDA or other regulatory authority.  In either case, Acorda shall promptly notify Elan and for changes made after NDA Approval, shall be responsible for Elan’s reasonable expenses associated with required changes to its manufacturing license(s).

6.4.                                   Subject to Elan preparing and delivering to Acorda the CMC Section as set forth in this Agreement, Acorda shall be responsible for obtaining all Regulatory Approvals necessary for Elan to package the Product into final market packaging.  Acorda shall be responsible for obtaining all applicable FDA and other state and local regulatory approvals for the distribution of the Product in the United States of America and elsewhere.  Elan shall co-operate with Acorda in obtaining such approvals.

6.5.                                   Acorda shall maintain at its own cost the NDA (and shall bear the cost of any amendments or supplements to the CMC Section, other than those requested by Elan, which costs shall be borne by Elan) with the FDA during the period that Acorda and/or its Designees are marketing the Product.  Acorda shall continue to maintain the NDA with the FDA, at Elan’s request and expense, if Elan acquires the right to a licence in the United States or any other country in which the NDA is relied upon as the primary application for Regulatory Approval pursuant to Article 2.11.3 for such term thereafter during which Elan and/or its designees (for which purpose the definition of Designee as set out in Article 1 shall apply mutatis mutandis) is marketing the Product.  Acorda hereby agrees to provide to Elan a copy of the NDA within thirty (30) days of the submission thereof to the FDA.  Acorda shall also furnish a copy to Elan of all other regulatory filings and other material correspondence with the FDA and other regulatory authorities within thirty (30) days of submission.  The NDA and any NDA Equivalent or application for Regulatory Approval filed in Territory for the Product shall remain the property of Acorda, provided that Acorda shall allow Elan access thereto to enable Elan to fulfil its obligations and exercise its rights hereunder.

6.6.                                   During the NDA registration procedure, Acorda shall keep Elan promptly and fully advised of Acorda’s registration activities, progress and procedures during Committee meetings.  Elan and Acorda shall each before proceeding with any FDA filings, meetings or telephone conferences, inform and discuss the participation of the other with respect to any such proposed dealings with the FDA relating to the Product and shall promptly provide to that other copies of all correspondence with, and all documents and applications filed with, or submitted by it to, any regulatory authority with respect to Product; provided, however, that that the Parties acknowledge and agree that Acorda shall be the primary contact with the FDA and any other regulatory authority in the Territory with respect to Product.

6.7.                                   It is hereby acknowledged that there are inherent uncertainties involved in the development and registration of pharmaceutical products with the FDA or any other regulatory body in the United States of America insofar as obtaining approval is concerned and that such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, save for using its reasonable efforts, neither Party shall have any liability to the other solely as a result of any failure of the Product to achieve the approval of the FDA, or any other regulatory body in the United States of America.

6.8.                                   Acorda shall also be responsible for the filing and prosecution at its own cost of the regulatory applications with the regulatory authorities in Japan, the Major European Markets and in such other countries of the Territory as it elects and Elan shall cooperate fully with Acorda in connection with such activities.  The provisions of Articles 6.1 to 6.7 inclusive shall apply, mutatis mutandis, to Acorda’s and Elan’s obligations vis a vis Japan, the Major European Markets and such other countries of the Territory.

ARTICLE 7 [NOT USED]

ARTICLE 8 WARRANTY AND INDEMNITY

8.1.                                   Elan represents and warrants that Elan is the sole and exclusive owner or licensee of, or controls all right, title and interest in the Elan Intellectual Property; Elan has the right to grant the rights and licences granted herein, and the Elan Intellectual Property as it pertains to the Product and the Product is free and clear of any lien, encumbrances, security interest) or restriction on license; Elan will not grant during the term of this Agreement, any right, licence or interest in and to the Elan Intellectual Property or the Product, or any portion thereof, inconsistent with the licence granted to Acorda herein; and there are no pending or, to the knowledge of Elan, threatened, actions, suits, investigations, claims or proceedings in any way related to the Elan Intellectual Property or the Product.  Insofar as such patent rights and know-how constitute Elan Patent Rights or Elan Know-How for the purposes of this Agreement, Elan represents and warrants that it is entitled to grant a licence to such patent rights and know-how as are developed by or on behalf of Elan pursuant to the Axogen Agreement, including any patent rights and non-patented know-how or other information which may be conceived, reduced to practice or otherwise developed by or on behalf of Elan pursuant to the Axogen Agreement.  Elan agrees to hold Acorda harmless from any and all costs, expenses and damages (including reasonable attorneys’ fees) incurred or sustained by Acorda as the result of any Third Party’s challenges to Elan’s right to enter into this Agreement and to grant the rights and licences herein granted to Acorda and the Elan Intellectual Property.

8.2.                                   Elan represents and warrants that the execution of this Agreement and the full performance and enjoyment of the rights of Acorda under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any licence, contract, understanding or agreement, whether express, implied, written or oral between Elan and any Third Party.

8.3.                                   Acorda represents and warrants that it has not granted any option, licence, right or interest in or to the Compound or to the Acorda Patent Rights to any Third Party which would conflict with the terms of this Agreement.  Acorda agrees to hold Elan harmless from any and all costs, expenses and damages (including reasonable attorneys’ fees) incurred or sustained by Elan as the result of any Third Party’s challenges to Acorda’s right to enter into this Agreement.

8.4.                                   Acorda represents and warrants that the execution of this Agreement will not breach or in any way be inconsistent with the terms and conditions of any licence, contract, understanding or agreement, whether express, implied, written or oral between Acorda and any Third Party.

8.5.                                   Each Party represents and warrants that with respect to all data and information generated by it to support regulatory filings seeking to obtain approval of the regulatory authorities shall, to the best of that party’s knowledge, be free from fraud or material falsity and shall be accurate and reliable for purposes of supporting approval of the submissions.  Each Party warrants that all regulatory applications made by that Party have not been and will not be obtained either through bribery or the payment of illegal gratuities, and that no Regulatory Approval shall be obtained with illegal or unethical behaviour of any kind.

8.6.                                   Elan represents and warrants that the Product supplied to Acorda by Elan under this Agreement has been and shall be free of any lien, security, interest or other encumbrance on title, conform to the Specifications and in accordance with all regulations and requirements of the FDA and foreign regulatory authorities including, without limitation, the cGMP regulations which apply to the manufacture, storage, packaging and supply of the Product.  Elan represents and warrants that the Product supplied to Acorda under this Agreement has been and shall be free of defects in material and workmanship, shall not be adulterated or mis-branded as defined by the Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce and shall be fit for use as a pharmaceutical product.  Acorda agrees not to assert its right to rescind this Agreement (if any) in the event of a breach of the representations of Elan contained in this Article 8.6.

It is hereby acknowledged for the avoidance of doubt that for the purposes of this Article 8, commercial supplies of Product under the Supply Agreement are not regarded as supplied “under this Agreement”.

8.7.                                   Elan and Acorda is each fully cognisant of all applicable statutes, ordinances and regulations of the United States of America with respect to the manufacture of the Product including, but not limited to, the Act and regulations thereunder, cGLP, cGCP and cGMP.  Elan shall manufacture or procure the manufacture the Product under this Agreement in conformity with the Specifications, the relevant portions of the CMC Section and, if applicable, the DMF and in a manner which fully complies with all United States of America and foreign statutes, ordinances, regulations and practices.

8.8.                                   Acorda shall indemnify and hold harmless Elan, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Elan, its agents, and employees may become subject related to or arising out of Acorda’s bad faith, gross negligence or intentional misconduct in connection with the filing or maintenance of the NDA.  Elan shall indemnify and hold harmless Acorda, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Acorda, its agents, and employees may become subject related to or arising out of Elan’s bad faith, gross negligence or intentional misconduct in connection with the preparation of the CMC Section.

8.9.                                   Elan shall indemnify, defend and hold harmless Acorda and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) due to Third Party claims to which Acorda is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Elan of any of its obligations under this Agreement, (ii) any breach of a representation or warranty of Elan made in this Agreement, (iii) any activities conducted by Elan in connection with the Project, (iv) any failure of the Product provided under this Agreement to meet the Specifications, or (v) the manufacture or shipment of the Product provided under this Agreement by Elan, except in each case to the extent due to the negligence or wilful misconduct of Acorda.

8.10.                             Acorda shall indemnify, defend and hold harmless Elan and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) due to Third Party claims to which Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Acorda of any of its obligations under the Agreement, (ii) any breach of any representation or warranty of Acorda made in this Agreement, and (iii) any activities conducted by Acorda in connection with the Project, except to the extent due to the negligence or wilful misconduct of Elan.

8.11.                             Acorda shall indemnify, defend and hold harmless Elan and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) due to Third Party claims to which Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of activities conducted by Acorda or its Designee in the manufacture, transport, packaging, storage, handling, distribution, promotion, marketing or sale of the Product, that was caused by the negligence or wrongful acts or omissions on the part of Acorda or its Designees, except in each case, to the extent covered by Article 8.10 or due to the negligence or wilful misconduct of Elan.

8.12.                             Elan represents and warrants that, the manufacture, sale, distribution or use of the Product in the Territory solely because of the use of the Elan Intellectual Property does not, to Elan’s actual knowledge, infringe any patent owned by a Third Party, provided, that Elan represents and warrants that it is not aware of any pending or threatened proceeding or claim of any person or entity pertaining to the Product, that asserts the infringement of any patent owned by a Third Party.  In the event that (I) a claim or proceedings are brought against Acorda and/or Elan by a Third Party alleging that the manufacture, sale, distribution or use of the Product in the Territory infringes the patent rights of such Third Party, and such alleged infringement results from the use of the Elan Intellectual Property, and (II) Elan was in breach of the foregoing representation and warranty with respect to such Third Party patent rights, Elan’s liability to Acorda with respect to such infringement pursuant to this Article 8.12 (including without limitation, reasonable attorney’s fees and other out of pocket expenses of the litigation, including the fees and expenses incurred by Elan and Acorda) shall be limited to and shall be borne by the Parties in the manner set forth in Article 11.3.1.

For purposes of this Article 8, “Elan’s actual knowledge” shall mean the knowledge of representatives of Elan that have been engaged in the Project in a key operational role.

8.13.                             Elan has no actual knowledge that (a) the issued and unexpired patents included in the Elan Patent Rights are invalid or unenforceable over any references or prior art known to Elan or its agents, taken alone or in combination, nor (b) that the pending patent applications included in the Elan Patent Rights fail to include patentable subject matter, nor (c) that Elan and its agents have failed to comply with any duty of candor imposed on an applicant for patent before a particular national or regional patent office with respect to the patents, applications and patent offices listed in Schedule 3.

8.14.                             Acorda represents and warrants that as of the date of this Agreement to Acorda’s actual knowledge, the development and manufacture of the Product by Elan or Acorda, or the manufacture, sale, distribution or use of the Product in the Territory, solely because of the use of the Acorda Patent Rights or Acorda Know-How will not to the best of Acorda’s belief infringe any patent owned by a Third Party.

For purposes of this Article 8, “Acorda’s actual knowledge” shall mean the knowledge of representatives of Acorda that have been engaged in the Project in a key operational role.

8.15.                             As a condition of obtaining an indemnity in the circumstances set out above, the Party seeking an indemnity shall:

8.15.1                       fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

8.15.2                       permit the indemnifying Party to take full care and control of such claim or proceeding;

8.15.3                       assist in the investigation and defence of such claim or proceeding;

8.15.4                       not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld; and

8.15.5                       take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

8.16.                             TO THE FULLEST EXTENT PERMITTED BY LAW, APART FROM THE FOREGOING REPRESENTATIONS, WARRANTIES AND INDEMNITY, ELAN MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES AND HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, ARISING FROM CONTRACT OR TORT (EXCEPT FRAUD), IMPOSED BY STATUTE OR OTHERWISE, RELATING TO THE PRODUCT AND/OR ANY PATENTS OR TECHNOLOGY USED OR INCLUDED IN THE PRODUCT, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINGEMENT.

8.17.                             EXCEPT IN RESPECT OF EACH PARTY’S LIABILITY TO INDEMNIFY THE OTHER AGAINST CLAIMS MADE BY A THIRD PARTY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN AND ACORDA SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT THAT THIS LIMITATION SHALL NOT APPLY TO DAMAGES DIRECTLY OR INDIRECTLY ARISING FROM PERSONAL INJURY OR DEATH CAUSED BY THE DEFECTIVE DESIGN AND/OR MANUFACTURE OF THE PRODUCT.

8.18.                             Elan represents and warrants that Elan Corporation plc will provide Elan Pharma Limited or any other subsidiaries with a licence and the rights to manufacture the Product in accordance with the terms of this Agreement and the Supply Agreement.

ARTICLE 9 [NOT USED]

ARTICLE 10   COMMITTEE

10.1.                             Acorda and Elan shall establish the Committee to provide oversight, review and coordination relating to the development, manufacturing and supply, Regulatory Approval and commercialisation of the Product, and for resolution of disputed issues that may arise between the Parties under this Agreement or the Supply Agreement. Unless otherwise agreed, the Committee shall be comprised of six members, with three members appointed by each of Elan and Acorda.  The operation of the Committee shall be as set forth at Article 10.2 to Article 10.5.  Acorda and Elan each shall appoint a person (a “Primary Contact”) to be the primary contact between the Parties with respect to the Project and to coordinate correspondence and communications between the Parties.  Each Party shall notify the other in writing within thirty (30) days after the

Amendment Date of its representatives on the Committee and of the appointment of its Primary Contact and shall notify the other Party as soon as practicable upon changing its Committee representatives or the Primary Contact appointment in accordance with Article 12.12.  The Primary Contact of each Party will be one of its three representatives in the Committee.

10.2.                             Except as specifically set forth in this Agreement, the Committee shall be responsible for overseeing the Project, including the following:

10.2.1                       reviewing and, if deemed necessary or desirable, updating the Development Plan, the Technology Transfer Responsibilities and the Project budget; and accordingly Elan shall advise the Committee if it believes that the budget for items of the Project has been or is likely to be significantly exceeded;

10.2.2                       facilitating the transfer of know-how, regulatory correspondence and communications and other data as contemplated by this Agreement and the Supply Agreement;

10.2.3                       reviewing and assessing the progress of development of Product and, to the extent contemplated by this Agreement, evaluating and, if determined by the Committee, approving Technology Transfer Responsibilities and authorizing Elan to perform tasks required in connection with development of and regulatory submissions relating to Product;

10.2.4                       discussing objectives for and performance of the Product in the Territory, and the promotional activities and materials associated therewith;

10.2.5                       resolving any disputes between the Parties relating to the Project, provided, however, that Acorda shall have the final decision as to all clinical trial protocols and the conduct of all clinical trials and marketing and promotional activities by Acorda or its Designee; and

10.2.6                       such other activities as are delegated to the Committee under this Agreement.

10.3.                             The Committee shall use its best efforts to resolve any disputed issues, conflicts or differences of opinion between the Parties under this Agreement.  If the Committee is unable to reach a consensus on any issue within thirty (30) days after such issue being presented to the Committee by a Party, notwithstanding the exercise of its best efforts as provided in Article 10, then such issue shall be referred to the chief executive officers of Acorda and Elan Any final decision of the CEOs shall be conclusive and binding on the Parties hereto, and must be reached, if practicable under the circumstances, within thirty (30) days after being referred to the CEO, provided, however, that issues referred to in Article 10.2.5 as being subject to Acorda’s final decision shall be determined finally and conclusively by Acorda in the event that the Committee and/or the CEOs are unable to reach a consensus; provided further, that any such decision shall comply with applicable governmental regulatory requirements. Any matter as to which the CEOs are unable to reach agreement may be submitted by either Party to binding arbitration for final resolution pursuant to Article 12.14, or as otherwise agreed, except with respect to matters for which Acorda has authority to make final decisions.

10.4.                             The Committee shall consist of the Primary Contact from each Party together with such additional business and development personnel from each Party who are deemed necessary to accomplish the work of the Committee.  Unless otherwise agreed, the Committee shall meet at least once each calendar quarter, in person, or by video or telephone conference.  In such instance, the next quarterly meeting will be scheduled.  Meetings shall be chaired by the chief representative of Acorda and such representative shall be responsible for preparing minutes of such meetings.

10.5.                             At each meeting, Acorda shall summarize the status of Acorda’s clinical development, regulatory and, if applicable, marketing and promotional activities with respect to Product. Any disclosures of such progress, results, data or know-how in any meeting shall be deemed Confidential Information of Acorda. At and between meetings of the Committee, each Party shall keep the other fully and regularly informed as to its progress with its respective obligations.

10.6.                             The Committee shall not be empowered to alter the terms of this Agreement.  The continuation of the Committee shall be at the discretion of the Parties as deemed appropriate to further the registration and commercialisation activities in the Territory.

ARTICLE 11   PATENTS

11.1.

11.1.1                       Acorda shall have the first right to file, prosecute and maintain the Elan Patent Rights in Elan’s name, using patent counsel selected by Acorda, and shall be responsible for the payment of all related patent filing, prosecution and maintenance costs, subject to this Article 11.1.1.  Upon Acorda’s request, Elan shall reasonably cooperate in the filing, prosecution or maintenance of any patent application or patent included in the Elan Patent Rights. If Acorda elects not to file, prosecute or maintain a patent application or patent included in the Elan Patent Rights in any particular country, it shall provide Elan with written advance notice sufficient to avoid any loss or forfeiture, or at least 60 days notice, and Elan shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country in Elan’s name. If Elan elects to file, prosecute or maintain a patent or application within the Elan Patent Rights that Acorda has elected not to file, prosecute or maintain, such patent or application in such country shall no longer be deemed an Elan Patent Right for purposes of the license in Article 2 to Acorda.

11.1.2                       Acorda shall have the first right to file, prosecute and maintain any patent application(s) or patent(s) arising from Joint Inventions and shall be responsible for the payment of all related patent prosecution and maintenance costs.  Upon Acorda’s request, Elan shall reasonably cooperate in the filing, prosecution or

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk *, have been separately filed with the Commission.

maintenance of any such patent application or patent.  If Acorda elects not to file, prosecute or maintain any such patent application or patent in any particular country, it shall provide Elan with written advance notice sufficient to avoid any loss or forfeiture, or at least 60 days notice, and Elan shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country. Thereafter, such patent or patent application in such country shall be deemed solely an Elan Patent Right. In any such case, Acorda shall not grant any Third Party a license under its interest in the applicable Joint Invention without the prior written consent of Elan.

11.2.                             Acorda and Elan shall promptly inform the other in writing of any alleged infringement of which it shall become aware by a Third Party of any patents within the Elan Patent Rights and provide each other with any available evidence of infringement. The Parties will thereafter consult and cooperate to determine a course of action, including, without limitation, the commencement of legal action by either party.  However, Acorda shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Elan and Acorda, or to control the defense of any declaratory judgment action relating to Elan Patent Rights and Elan will co-operate with such action at Acorda’s request and expense.  Elan shall receive [*] of any such recovery remaining after the deduction by Acorda of the reasonable expenses (including attorney’s fees and expenses) incurred in relation to such an infringement proceeding.  In the alternative to the foregoing, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the Third Party.  Should Acorda decide not to pursue such infringers within six (6) months of acquiring knowledge of such infringement, except with respect to Paragraph IV Certifications, in such case the time of notice shall not exceed 20 days, Elan may do so at its expense provided that Acorda shall receive [*] of any such recovery remaining after the deduction by Elan of the reasonable expenses (including attorney’s fees and expenses) incurred in relation to such an infringement proceeding.  Acorda will co-operate with such action at Elan’s request and expense.  The Party involved in any such claim, suit or proceeding, shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding. For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action.

11.3.

11.3.1                       In the event that (I) a claim or proceedings are brought against Acorda and/or Elan by a Third Party alleging that the manufacture, sale, distribution or use of the Product in the Territory infringes the patent rights of such Third Party, and such alleged infringement results from the use of the Elan Intellectual Property, and (II) as of the date the Specifications for the Product have been agreed, Elan was or should reasonably have been aware of such Third Party patent rights, the following shall apply as regards the Third Party claim, including without

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk *, have been separately filed with the Commission.

limitation, reasonable attorney’s fees and other out of pocket expenses of the litigation, including the fees and expenses incurred by Elan and Acorda (“Patent Expenses”):

11.3.1.1                     if Elan or its subcontractor is manufacturing the Product, Acorda shall bear the first [***] of Patent Expenses; Elan and Acorda shall bear the remaining Patent Expenses equally;

11.3.1.2                     if Elan or its subcontractor is not manufacturing the Product, Acorda shall discharge the Patent Expenses.  Acorda shall be entitled to credit the Patent Expenses from up to [***] of the royalty otherwise payable to Elan pursuant to Article 5.6 and may carry forward any such uncredited Patent Expenses to be credited against up to [***] of the royalty otherwise payable to Elan pursuant to Article 5.6 until fully expended; Elan and Acorda shall bear the remaining Patent Expenses equally.

During the term of this Agreement, Acorda shall have the first right but not the obligation to defend the proceedings referred to in this paragraph and Elan will co-operate with such action at Acorda’s request and expense.  In such event Acorda shall keep Elan advised of all material developments in the said proceedings and shall not settle or compromise such proceedings without the consent of Elan which shall not be unreasonably withheld or delayed.  Should Acorda decide not defend such proceedings, Elan may do so and Acorda will co-operate with such action at Elan’s request and expense.  In such event Elan shall keep Acorda advised of all material developments in the said proceedings and shall not settle or compromise such proceedings without the consent of Acorda which shall not be unreasonably withheld or delayed.

Any sums payable by Elan to Acorda, or by Acorda to Elan pursuant to this Article 11.3.1 shall be discharged by Elan or Acorda, as the case may be, within thirty (30) days of the appropriate invoice and reasonable supporting documentation being furnished.

11.3.2                       In the event that a claim or proceedings are brought against Elan and/or Acorda by a Third Party alleging that the manufacture, sale, distribution or use of the Product in the Territory as a result of the use of the Elan Patent Rights or Elan Know-How infringes the patent rights of such a Third Party and Elan should not reasonably have been aware of such Third Party patent rights, Acorda and Elan shall meet to discuss in what manner the said proceedings should be defended and, the manner in which any award for damages, costs and expenses incurred in respect of or arising out of such a claim or proceedings should be borne as between Elan and Acorda.

11.3.3                       Acorda shall reasonably consider taking such action as is reasonable, such as, to re-formulate or modify the applicable Product so as to avoid infringing the patent rights of a Third Party, or entering into a licence agreement with such Third Party after due consultation with Elan.

11.3.4                       Elan shall have no liability to Acorda whatsoever or howsoever arising for any losses incurred by Acorda as a result of having to cease selling Product or having to defer the launch of selling Product, as a result of a court order or settlement entered into pursuant to Article 11.5.

11.4.

11.4.1                       In the event that a claim or proceedings are brought against Elan by a Third Party alleging that the manufacture, sale, distribution or use of the Product in the Territory infringes the patent rights of such Third Party, and such alleged infringement results from the use of the Acorda Patent Rights or Acorda Know-How, Elan shall promptly advise Acorda of such threat or suit.  Acorda shall indemnify Elan against such a claim, including without limitation, reasonable attorney’s fees and other expenses of the litigation, provided however, that as of the date the Specifications have been agreed, Acorda was or should reasonably have been aware of such Third Party patent rights; and further provided that Elan shall not acknowledge to the Third Party or to any other person the validity of the patent rights of such a Third Party and shall not compromise or settle any claim or proceedings relating thereto without the written consent of Acorda.  At its option, Acorda may elect to take over the conduct of such proceedings from Elan.

11.4.2                       In the event that a claim or proceedings are brought against Elan by a Third Party alleging that the manufacture, sale, distribution or use of the Product in the Territory solely as a result of the use of the Acorda Patent Rights or Acorda Know-How infringes the patent rights of such a Third Party and Acorda should not reasonably have been aware of such Third Party patent rights, Acorda and Elan shall meet to discuss in what manner the said proceedings should be defended and, the manner in which any award for damages, costs and expenses incurred in respect of or arising out of such a claim or proceedings should be borne as between Elan and Acorda.

11.4.3                       In the event that a claim or proceedings are brought against Elan by a Third Party alleging that the manufacture, sale, distribution or use of the Product in the Territory infringes any patents held by such Third Party and Acorda or its Designee is manufacturing the Product, and the claim or proceeding results from the use of the patent rights or know-how of Acorda or its Designee (and not the Elan Intellectual Property), Elan shall promptly advise Acorda of such threat or suit.  Acorda shall indemnify Elan against such a claim, including without limitation, reasonable attorney’s fees and other expenses of the litigation; provided that Elan shall not acknowledge to the Third Party or to any other person the validity of the patent rights of such a Third Party and shall not compromise or settle any claim or proceedings relating thereto without the written consent of Acorda.  At its option, Acorda may elect to take over the conduct of such proceedings from Elan.

11.5.                             In the event that a claim or proceedings are brought against either Party by a Third Party alleging that the sale, distribution or use of the Product in the Territory as a result of the use of the Joint Inventions infringes the patent rights of such a Third Party, Acorda and Elan shall meet to discuss in what manner the said proceedings should be defended and the manner in which any award for damages, costs and expenses incurred in respect of or arising out of such a claim or proceedings should be borne as between Elan and Acorda, provided, however, that Acorda shall have the first right to control the defense of such action relating to Joint Inventions and Elan will co-operate with such action at Acorda’s request and expense.  Neither Party shall acknowledge to a Third Party or to any other person the validity of the patent rights of such a Third Party, the invalidity of the Elan Patent Rights or the Acorda Patent Rights and shall not compromise or settle any claim or proceedings relating thereto without the written consent of the other Party, such consent not to be unreasonably withheld or delayed.  The Parties shall co-operate in relation to all material aspects of such litigation or other proceedings and shall meet to discuss in what manner the said proceedings should be defended.  If one Party has control of the litigation or other proceeding pursuant to the terms of this Agreement and the other Party wishes to retain separate representation, the latter Party shall bear the costs of such representation.

11.6.                             Acorda agrees to mark all Product it sells or distributes pursuant to this Agreement with applicable patent numbers or otherwise in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

ARTICLE 12   SUNDRY CLAUSES

12.1.                             Secrecy:

12.1.1                       Any Confidential Information pertaining to the Product that has been or will be communicated or delivered by Elan to Acorda, and any information from time to time communicated or delivered by Acorda to Elan, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information, shall be treated by Acorda and Elan, respectively, as Confidential Information, and shall not be disclosed or revealed to any Third Party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such Confidential Information shall not be subject to the restrictions and prohibitions set forth in this section to the extent that such Confidential Information:

12.1.1.1                     is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes public knowledge through no default of the Party receiving such confidential information; or

12.1.1.2                     was known to the Party receiving such confidential information prior to the receipt of such confidential information by such Party, whether received before or after the date of this Agreement; or

12.1.1.3                     is obtained by the Party receiving such confidential information from a Third Party not subject to a requirement of confidentiality with respect to such confidential information; or

12.1.1.4                     is required to be disclosed pursuant to: (A) any order of a court having jurisdiction and power to order such information to be released or made public; or (B) any lawful action of a governmental or regulatory agency.

12.1.2                       Each Party shall take all such precautions with Confidential Information disclosed to it by the other Party as it normally takes with its own confidential information to prevent any improper disclosure of the Confidential Information disclosed to it by the other Party to any Third Party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorisation from the FDA or any other United States of America or foreign governmental or regulatory agency or, with the prior written consent of the other Party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.

12.1.3                       Notwithstanding the above, each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-licence or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other party’s Confidential Information, other than pursuant to a confidentiality agreement, it will given reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications and regulatory submissions, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

12.1.4                       Each Party agrees that it will not use, directly or indirectly, any Confidential Information disclosed by the other Party pursuant to this Agreement or the Supply Agreement, other than as expressly provided herein or in the Supply Agreement.

12.1.5                       Acorda and Elan will not publicise the existence of this Agreement in any way without the consent of the other, which consent shall not be unreasonably withheld or delayed, subject to the disclosure requirements of applicable laws and regulations; provided, however, that it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by SEC rules and regulations, the Parties shall be seek to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings.  In the event that either Party wishes to make an announcement concerning the Agreement, that Party shall seek the consent of the other Party, which consent shall not be unreasonably withheld or delayed and shall not be required to the extent the text of the announcement relating to this Agreement has previously been agreed to by the other Party.  The terms of any such announcement shall be agreed in good faith.

12.2.                             Assignments/ Subcontracting:

12.2.1                       Subject to the provisions of this Article 12.2, each party be entitled without the consent of the other:

12.2.1.1                     to subcontract or delegate the whole or any part of its duties hereunder to its Affiliate(s) (but shall remain responsible for its obligations under this Agreement); and/or

12.2.1.2                     to assign this Agreement to its Affiliate, provided that such assignment has no material adverse tax implications for the other party or parties hereto, and provided further that the assigning Party shall remain liable and responsible with such assignee to the other Party for the performance of any obligations, representations or warranties delegated, contracted, assigned or otherwise transferred to any such assignee.

12.2.2                       Elan may, but shall not be obliged to, assign its rights and obligations under this Agreement to a Permitted Assignee (as such term is defined in the Supply Agreement) of the Supply Agreement.

12.2.3                       Each Party may assign all (but not a portion) of its rights and obligations under this Agreement to an entity that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, reorganisation, acquisition, sale or otherwise.

12.2.4                       Except as provided for in this Article 12.2, this Agreement may not be assigned by a party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

12.2.5                       Any permitted assignee of a Party under this Article 12.2 shall assume all related obligations of its assignor under this Agreement.

12.3.                             Parties bound:

This Agreement shall be binding upon and enure for the benefit of Parties hereto, their successors and permitted assigns.

12.4.                             Severability:

If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

12.5.                             Duration and Termination:

12.5.1

12.5.1.1                     Subject to the other provisions of Article 12.5, this Agreement shall remain in full force and effect for a period commencing as of the date of this Agreement and shall expire on a country by country basis on the latest of:

(a)          fifteen (15) years starting from the Amendment Date;

(b)         expiry of the last to expire patent included in the Elan Patent Rights in that country; and

(c)          the existence of Competition in that country

(the “Initial Period”).

12.5.1.2                     At the end of the Initial Period, the Agreement may be continued for five (5) year terms by the consent of the Parties, which consent shall not be unreasonably withheld or delayed.  The Party requiring the extension shall serve two (2) years written notice on the other prior to the end of the Initial Period or any additional five (5) year period.

12.5.2                       The Agreement shall be subject to earlier termination in accordance with the following provisions:

12.5.2.1                     Acorda may terminate this Agreement in its entirety or with respect to any country with thirty (30) days prior written notice to Elan prior to Regulatory Approval, and with ninety (90) days prior written notice to Elan at any time thereafter;

12.5.2.2                     subject to the determination in an arbitration that Acorda has breached the applicable provisions, Elan may terminate the Agreement for the applicable region(s) or country or countries of the Territory if Acorda breaches the provisions of Article 2.11.3, or Acorda indicates to Elan pursuant to Article 2.11.4.3, that it does not intend to obtain Regulatory Approval and commercialise the Product, and Elan does not exercise its option to take a licence to the

Acorda Patent Rights and the Acorda Know-How in accordance with Article 2.11.3.

12.5.3                       In addition to the rights of early or premature termination provided for elsewhere in this Agreement, in the event that any of the terms or provisions hereof are incurably breached by either Party, the non-breaching Party may immediately terminate this Agreement by written notice.  An incurable breach shall be committed when either Party is dissolved, liquidated, discontinued, becomes insolvent, or when any proceeding is filed or commenced by either Party under bankruptcy, insolvency or debtor relief laws.  In the event of any other breach, the non-breaching Party may terminate this Agreement by the giving of written notice to the breaching Party that this Agreement will terminate on the sixtieth (60th) day from notice unless cure is sooner effected.  If the breaching Party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the sixtieth (60th) day, the said period shall be extended by such period as is reasonably necessary to permit the breach to be rectified.

12.5.4                       Upon exercise of those rights of termination as specified in Article 12.5.2, or Article 12.5.3, in any country or countries or the entire Agreement as the case may be, this Agreement shall, subject to the other provisions of the Agreement and Article 12.5.5, automatically terminate forthwith in the applicable country or countries or the entire Agreement as the case may be, and be of no further legal force or effect.

12.5.5                       Upon termination of the Agreement:

12.5.5.1                     any sums that were due from Acorda to Elan prior to the exercise of the right to terminate this Agreement (including but not limited to, Research and Development Costs and such additional expenses pursuant to Article 5.7 in each case incurred prior to the notice of termination, shall be paid in full within sixty (60) days of termination of this Agreement;

12.5.5.2                     all confidentiality provisions set out herein shall remain in full force and effect for a period of five (5) years;

12.5.5.3                     all representations and warranties shall insofar are appropriate remain in full force and effect;

12.5.5.4                     the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

12.5.5.5                     termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either

Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement;

12.5.5.6                     save and except as is necessary to enable Elan to exercise the licences granted by Acorda to Elan pursuant to Article 2.9 and Article 2.11.3, upon any termination of this Agreement, Acorda and Elan shall promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes); and

12.5.5.7                     in the event this Agreement is terminated for any reason, Acorda and its Designees shall have the right for a period of six (6) months from termination to sell or otherwise dispose of the stock of any Product then on hand, which such sale shall be subject to the terms of the Supply Agreement.

12.5.5.8                     Article 1, Article 2.2, Article 8, Article 11.1.1, 11.1.2, 11.2, 11.3, 11.4, 11.5, and Article 12 shall survive the termination or expiration of this Agreement for any reason.

12.5.6

12.5.6.1                     In the event of termination of the licences to the Elan Intellectual Property granted by Elan to Acorda pursuant to Article 2.11.3 as to any country or countries or in the event of the termination of this Agreement by Elan pursuant to Article 12.5.3, Acorda shall at the option of Elan grant a licence to the Acorda Patent Rights and the Acorda Know-How, including the data, information, Regulatory Applications, Regulatory Approvals, pricing and reimbursement approvals to enable Elan to commercialise the Products in such country or countries on the terms set out in Article 2.11.3 and to the Trademark on the terms set out in Article 2.9.

12.6.                             Force Majeure:

Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a Government Authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

12.7.                             Relationship of the Parties:

Nothing contained in this Agreement is intended or is to be construed to constitute Elan and Acorda as partners or joint venturers or either Party as an employee of the other.  Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

12.8.                             Amendments:

No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorised representative of both Parties.

12.9.                             Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

12.10.                       No effect on other agreements:

Except as specifically set forth herein, no provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

12.11.                       Applicable Law:

This Agreement is construed under and ruled by the laws of the State of New York, excluding its conflict of laws rules.  For the purpose of this Agreement the Parties submit to the jurisdiction of the United States District Court for the State of New York.

12.12.                       Notice:

12.12.1                 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or faxed to:

Elan at

c/o Elan International Services Ltd.
102 St. James Court
Flatts,
Smiths FL04
Bermuda

Attention:	Secretary
Fax:	+1 441 292 2224

Acorda at:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, New York 10532
United States of America
Attention:	Chief Executive Officer
Fax :	+1 914.347.4560

or to such other address (es) and fax numbers as may from time to time be notified by either Party to the other hereunder.

12.12.2                 Any notice sent by registered air-mail shall be deemed to have been delivered within seven (7) working days after despatch and any notice sent by fax shall be deemed to have been delivered within twenty four (24) hours of the time of the despatch.  Notice of change of address shall be effective upon receipt.

12.13.                       No Implied Rights:

No rights or licences are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

12.14.                       Arbitration:

Any dispute under this Agreement which is not settled by the Committee or the CEOs pursuant to Article 10 or otherwise by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with said rules.  The arbitration shall be held in New York, New York and at least one of the arbitrators shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs).  The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration.  A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.  The parties shall use all reasonable efforts to ensure that any arbitration subject to this Article 12.14 shall be completed within one (1) year from the filing of notice of a request for such arbitration.  The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision, subject to any contrary provision of this Agreement or unless otherwise permitted by the other Party.  The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators.  Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

12.15.                       Independent Development:

Expect as expressly set forth in Article 2.2, nothing in this Agreement will impair Acorda’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Elan Intellectual Property or to market and distribute products based on such other intellectual property and technology.

12.16.                       Further Assurances:

At any time or from time to time on and after the date of this Agreement, each party shall at the request of the other (i) delivery to the other such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and delivery or cause to be delivered, all such consents, documents or further instruments of transfer or licence, and (iii) take or cause to be taken all such actions, as such party may reasonably deem necessary or desirable in order for such party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

12.17.                       Entire Agreement:

This Agreement including its Appendices, Schedules and Exhibits, together set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto, including the letter of agreement of 31st December 1996, the SCI Agreement, the MS Agreement (as assigned and assumed) and any term sheets or memoranda of understandings relating to any of the foregoing.

12.18.                       Counterparts:

This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

***

IN WITNESS THEREOF the Parties hereto have executed this Agreement in duplicate.

SIGNED

/s/ Klaas van Blanken/Pieter Bosse

for and on behalf of
ELAN CORPORATION, PLC.

Name:	Monksland Holding BV
Title:	Proxyholder

SIGNED

/s/ Ron Cohen

for and on behalf of
ACORDA THERAPEUTICS, INC.

Name:	Ron Cohen
Title:	President & Chief Executive Officer

SCHEDULE 1   ACORDA PATENT RIGHTS

GRANTED PATENT

Country	Patent Number	Grant Date	Status	Inventors

US	5,952,357	14-Sept-1999	Issued	Blass, J. et al.

	Title: TREATING DISEASES OF THE ANTERIOR HORN CELLS

US	5,545,648	13-Aug-1996	Issued	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

AU	676,251	03-June-1997	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

CZ	28441	20-Dec-1993	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

EP	0626848	04-June-2003	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

HU	219583	19-Mar-2001	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

KP	31250	25-Aug-1997	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

KR	301415	25-June-2001	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

NO	308.644	25-June-2001	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

NZ	258844	22-Sept-1997	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

RU	2160590	23-May-2000	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

SK	280922	20-Dec-1993	Granted	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

PENDING PATENT APPLICATIONS

BG	99047	20-Dec-1993	Pending	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

CA	2,085,785	20-Dec-1993	Pending	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

JP	6-514637	20-Dec-1993	Pending	Hansebout, R, et al.

	Title: THE USE OF 4-AMINOPYRIDINE IN THE TREATMENT OF A NEUROLOGICAL CONDITION

SCHEDULE 2   ASSIGNMENT AGREEMENT

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SCHEDULE 3   ELAN PATENT RIGHTS

1806	Formulations and their use in the treatment of neurological diseases	Pending: Canada Ireland Japan	2054822 3952/90 349324/1991

		Issued: Australia Europe New Zealand South Africa United States	657706 484186 240439 91/8711 5370879 5540938 5580580

1832	Matrix Formulation of Potassium Chemical Blockers (Fampridine II)	Pending: United States	10/389,791

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission.

SCHEDULE 4   NDA TIMELINE

[****]

SCHEDULE 5   RUSH/ACORDA LICENSE

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SCHEDULE 6   RUSH PAYMENTS AGREEMENT

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SCHEDULE 7   SPECIFICATIONS

Current Analytical Methods and Specifications For Finished Product Contained in
the US Drug Master File

[****]

SCHEDULE 8   SUPPLY AGREEMENT

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SCHEDULE 9   TECHNOLOGY TRANSFER RESPONSIBILITES

ELAN & ACORDA RESPONSIBILITIES IN CONNECTION WITH FAMPRIDINE DRUG
PRODUCT TECHNOLOGY TRANSFER TO PATHEON, FAMPRIDINE STABILITY
PROGRAM AT CARDINAL (FORMERLY MAGELLAN) & FOR API
MANUFACTURERS

ELAN RESPONSIBILITIES DURING TECHNOLOGY TRANSFER TO PATHEON

•                                     Elan will send to Patheon API, standards and samples of drug product batches required to successfully transfer the drug substance and drug product methods

•                                     Elan will test and release API lots for the Patheon technology transfer studies

•                                     Elan will send copies to Patheon of methods, specifications, method validation reports, batch formulae, component specifications, tablet tooling drawings, and process information as needed, to initiate method and process technology transfer

•                                     Elan will review and approve method and process technology transfer protocols prepared by Patheon

•                                     Elan will approve methods and process technology transfer reports

•                                     Elan will consult with Patheon on issues as they arise during the method and process technology transfer; if required, an Elan analyst or process chemist will travel to Patheon to provide on-site assistance and training on the methods

•                                     Elan will review analytical data and executed batch records generated from Patheon’s technology transfer work in connection with batch release by Patheon

ACORDA RESPONSIBILITIES DURING TECHNOLOGY TRANSFER TO PATHEON

•                                     Acorda will manage Patheon project timelines

•                                     Acorda will provide project management and technology assessment review support during method and process technology transfer

•                                     Acorda will manage and approve the budget for the Patheon technology transfer work

•                                     Acorda will consult with Patheon on issues as they arise during the method and process technology transfer; if required, an Acorda representative will travel to Patheon to participate in technical/project team meetings

ELAN RESPONSIBILITIES FOR PATHEON AFTER SUCCESSFUL TECHNOLOGY TRANSFER

•                                     Elan will provide technical support and guidance to Patheon if technical issues arise

•                                     Elan will perform release testing and regulatory release of API lots for the Patheon process validation studies if validation occurs prior to NDA approval

ACORDA RESPONSIBILITIES FOR PATHEON AFTER SUCCESSFUL TECHNOLOGY TRANSFER

•                                     Acorda will review batch record and quality control documentation in connection with regulatory release by Patheon of process validation batches

•                                     Acorda will manage the Patheon project

•                                     Acorda will be responsible for compliance oversight of Patheon

•                                     Acorda will review and approve all validation protocols and final reports generated by Patheon, as needed

•                                     Acorda will review analytical data and batch records generated by Patheon in connection with regulatory release by Patheon

•                                     Acorda will provide project management and technology assessment oversight and review support to Patheon

•                                     Acorda will prepare the CTD Quality section for the NDA as it pertains to Patheon

ELAN RESPONSIBILITIES FOR CARDINAL (FORMERLY MAGELLAN) STABILITY PROGRAM

•                                     Elan will review and approve Cardinal stability protocols

•                                     Elan will review data generated from Cardinal’s analytical testing as needed

•                                     Elan will review stability data tables generated from the Cardinal stability studies

•                                     Elan will notify Acorda of any out-of-specification results reported to them by Cardinal or discovered during the Elan review of stability data

•                                     Elan will consult with Cardinal on issues as they arise during the stability studies; if required, an Elan analyst will travel to Cardinal to provide on-site assistance and training on the methods

•                                     Elan will audit Cardinal and will be responsible for compliance oversight during the Cardinal stability studies

•                                     Elan will participate and provide technical support during product-specific PAI activities at Cardinal as needed

ACORDA RESPONSIBILITIES FOR CARDINAL (FORMERLY MAGELLAN) STABILITY PROGRAM

•                                     Acorda will participate in discussions with Cardinal and Elan on technical and project management issues

•                                     Acorda will review stability protocols and final stability reports from the Cardinal studies

•                                     Acorda will manage and approve the budget for the Cardinal stability studies

•                                     Acorda will consult with Cardinal and Elan on issues as they arise during stability studies; if required, an Acorda representative will travel to Cardinal to participate in technical/project team meetings

•                                     Acorda may participate in technical meetings with Cardinal and/or compliance audits that pertain to fampridine stability studies

ELAN RESPONSIBILITIES FOR PROCUREMENT OF FAMPRIDINE API

•                                     Elan will provide technical advice to API manufacturers (Regis and Uetikon)

•                                     Elan will perform regulatory release testing and will release batches for all incoming lots of API to be used in routine production at Elan and through process validation at Patheon (if validation takes place prior to NDA approval)

•                  Elan will oversee and review process validation activities at the API manufacturers

•                                     Elan will participate and provide technical support during product-specific PAI activities at the API manufacturers as needed

•                                     Elan will review API manufacturer’s regulatory documentation in connection with DMF submission by the API manufacturers in connection with NDA submission

•                                     Elan will notify Acorda of any out-of-specification results reported to them by API manufacturers

•                                     Elan will be responsible for auditing and assuring cGMP compliance at the API API manufacturers

•                                     Elan will purchase API and manage supply chain logistics in connection with API to be used in Elan drug product production

•                                     Elan will purchase and manage supply chain logistics in connection with API to be used in Patheon drug product only prior to NDA approval (in connection with technology transfer work and through process validation if validation occurs before NDA approval)

ACORDA RESPONSIBILITIES FOR PROCUREMENT OF FAMPRIDINE API

•                                     Acorda will participate in discussions with API manufacturers on technical and project timeline issues

•                                     Acorda will provide technical review support in connection with preparation of technical reports, regulatory documentation and validation documentation in connection with commercial scale-up and process optimization activities at the API manufacturers

•                                     Acorda will participate in compliance audits of API manufacturers

•                                     Acorda will review and advise Elan on budget matters in connection with API manufacturing and development

•         Acorda will consult with Elan and API manufacturers on issues as they arise during development; if required, an Acorda representative will travel to the API manufacturers to participate in technical/project team meetings

•                  Acorda will be responsible for purchasing API to be used in commercial production of Patheon drug product